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                                                             Exhibit 4 (2 pages)
                                                             Page 44 of 46


                               January 23, 1998


Career Education Corporation
2800 West Higgins Road
Hoffman Estates, IL 60195


Credit Suisse First Boston Corporation
Smith Barney Inc.
  As Representative of the Several Underwriters,
c/o Credit Suisse First Boston Corporation
Eleven Madison Avenue
New York, NY 10010-3629

Dear Sirs:

     As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in the establishment of a public market for shares of its Common Stock, $.01 par value (the "Securities"), of Career Education Corporation, a Delaware corporation (the "Company"), the undersigned hereby agrees that, for a period of 180 days after the date of the final Prospectus relating to the initial public offering (the "Commencement Date") of the Securities pursuant to the Underwriting Agreement to which you are or expect to become parties, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, or publicly disclose the intention to make any such offer, sale, pledge or disposal without the prior written consent of Credit Suisse First Boston Corporation, otherwise than (i) as to any individual, during his or her lifetime or upon death, by gift, will or intestacy, to a member or members of his or her immediate family or to a trust of which the beneficiaries are exclusively the undersigned and/or a member or members of his or her immediate family, or (ii) as to any corporation or other entity, by transfer to an affiliated entity or to an officer, employee or former officer or employee of the undersigned or an affiliated entity; provided that, in the case of either (i) or (ii), the donee or transferee agrees in writing to be bound by this lock-up agreement.

     In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.
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     This Agreement shall be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Commencement Date shall not have occurred on or before February 15, 1998.

                                       Very truly yours,

                                       HELLER EQUITY CAPITAL CORPORATION


                                       By: /s/ Patrick Pesch
                                           -----------------------------

                                       Its: Senior Vice President
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